Exhibit 99.1

Editorial Contact:	Investor Relations Contact:
Gwen Carlson	Scott Allen
Conexant Systems, Inc.	Conexant Systems, Inc.
(949) 483-7363	(949) 483-2698
CONEXANT ANNOUNCES PRICING OF COMMON STOCK OFFERING
     NEWPORT BEACH, CALIF., Mar. 4, 2010 — Conexant Systems, Inc. (NASDAQ: CNXT) today announced the pricing of an underwritten public offering of 14 million shares of its common stock at a price to the public of $4.00 per share. Conexant has granted the underwriters a 30-day option to purchase up to an additional 2.1 million shares of its common stock to cover over-allotments, if any. Conexant expects to receive net proceeds, after deducting the underwriting discount and estimated offering expenses, of approximately $52 million from the offering, or $60 million if the underwriters exercise their over-allotment option in full.
     Goldman Sachs & Co. is the bookrunner and Oppenheimer & Co. Inc. is the co-manager of the offering. The offering is expected to close on March 10, 2010, subject to customary closing conditions.
     Conexant intends to use the net proceeds from the common stock offering, together with the net proceeds from the placement of an aggregate of $175 million principal amount of its 11.25% senior secured notes due 2015 and available cash, to repurchase its outstanding $232 million 4% convertible subordinated notes due 2026. The common stock and debt offerings were announced on March 3, 2010, and a tender offer for the convertible subordinated notes commenced on that same date. Under the terms of the tender offer, holders of convertible subordinated notes, which are “puttable” in March 2011, will be offered par value in cash. The tender offer is scheduled to expire on March 30, 2010.
     The securities described above are being offered by Conexant pursuant to a registration statement on Form S-3 previously filed with and declared effective by the Securities and Exchange Commission (SEC). This press release is for informational purposes only and does not constitute an offer to sell or a solicitation of an offer to buy the securities of Conexant described herein. The offering may be made only by means of a prospectus supplement and the prospectus relating to the offering, copies of which may be obtained, when available, from

Goldman Sachs & Co., Attention: Prospectus Department, 85 Broad Street, New York, New York 10004, by telephone at (866) 471-2526, or via email at prospectus-ny@ny.email.gs.com.
About Conexant
     Conexant’s comprehensive portfolio of innovative semiconductor solutions includes products for imaging, audio, embedded modem, and video surveillance applications. Conexant is a fabless semiconductor company headquartered in Newport Beach, California.
Safe Harbor Statement
     “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases such as Conexant or its management “believes, ” “expects, ” “anticipates, ” “foresees, ” “forecasts, ” “estimates” or other words or phrases of similar import. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These risks and uncertainties include, but are not limited to: our ability to successfully complete the offering on terms and conditions satisfactory to us, the possible adverse impact on the market price of our shares of common stock due to the dilutive effect of the shares of common stock to be sold in the equity offering, as well as other risks and uncertainties, including those detailed from time to time in our Securities and Exchange Commission filings.
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Conexant is a registered trademark of Conexant Systems, Inc.